[KPMG LLP LETTERHEAD]

November 7, 2006

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for MEDecision, Inc. and, under the date of December 28, 2005, we reported on the consolidated financial statements of MEDecision as of and for the year ended December 31, 2004. On March 14, 2006, our appointment as principal accountants was terminated. We have read MEDecision’s statements included under the Controls and Procedures; Material Weaknesses in Internal Controls; Changes in Accountants section of Amendment No. 3 to its Form S-1 Registration Statement filed with the SEC on October 31, 2006, and we agree with the statements set forth in paragraphs 3, 4, 7 (only as to the second sentence except that we reported material weaknesses under auditing standards generally accepted in the United States of America) and 11 of that section. We are not in a position to agree or disagree with the other paragraphs in that section.

Very truly yours,

/s/ KPMG LLP